EXHIBIT 4.57


                      OPTION AGREEMENT - MASKOOTCH PROPERTY

THIS AGREEMENT is made for reference June 23, 2004,

BETWEEN:

         1304850 ONTARIO INC.
         PERRY ENGLISH
         Box 414
         Souris, Manitoba
         ROK2CO

         (the "Optionor")

AND:

         AMADOR GOLD CORP.
         16493 - 26th Avenue
         Surrey, British Columbia
         V3S 9W9

         (the "Optionee")

WHEREAS:

A. The Optionor is the registered and beneficial owner of mining claims located in Maskootch Lake in the Red Lake Mining Division of Ontario, more particularly described in Schedule "A" to this Agreement (the "Property"); and

B. The Optionor has agreed to grant an option to the Optionee to acquire a 100% an interest in the Property on the terms described herein.

THEREFORE in consideration of the mutual covenants and agreements in this Agreement, the parties agree as follows:

1.       DEFINITIONS AND INTERPRETATION

1.1      For the purposes of this Agreement:

(a) "Affiliate" means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a party to this Agreement. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b)      "Net Smelter Returns" has the meaning prescribed in Schedule "B";

(c) "NS Royalty" means the royalty in favour of the Optionor to which the Property is subject, which is an amount equal to 2% of Net Smelter Returns;


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(d)      "Option"  means an  exclusive  option  granted to the  Optionee  by the
         Optionor  to  acquire  up to an  undivided  100%  legal and  beneficial
         interest  in  and  to  the  Property   (subject  to  the  NS  Royalty),
         exercisable in the manner described at section 3;

(e) "Option Period" means the period commencing on the date of this Agreement and ending one day after the day on which the last Payment at paragraph 3.2 is required to be made;

(f) "Payment" means a payment in cash or certified cheque by the Optionee to the Optionor;

(g)      "Property" has the meaning ascribed in recital "A" of this Agreement;

(h) "Property Rights" means all licences, permits, easements, rights-of-way, certificates and other approvals obtained by either of the parties, either before or after the date of this Agreement, and necessary for the development of the Property or for the purpose of placing the Property into production or of continuing production on the Property; and

(i) "Shares" means fully paid and non-assessable common shares in the capital of the Optionee, issued pursuant to exemptions from registration and prospectus requirements contained in sections 45(2)(2
         1) and 74(2)(18) of the SECURITIES ACT (British Columbia).

1.2 For the purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) "this Agreement" means this mining option agreement and all Schedules attached hereto;

(b) any reference in this Agreement to a designated "Section", "Schedule", "paragraph" or other subdivision refers to the designated section, schedule, paragraph or other subdivision of this Agreement;

(c) the words "herein" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement;

(d) the word "including", when following any general statement, term or matter, is not to be construed to limit such general statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as "without limitation" or "but not limited to" or words of similar import) is used with reference thereto but rather refers to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter;

(e) any reference to a statute includes and, unless otherwise specified herein, is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which has the effect of supplementing or superseding such statute or such regulation;

(f) any reference to "party" or "parties" means the Optionor, the Optionee, or both, as the context requires;

(g) the headings in this Agreement are for convenience of reference only and do not affect the interpretation of this Agreement;


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


(h) words importing the masculine gender include the feminine or neuter gender and words in the singular include the plural, and vice versa; and

(i)      all references to currency refer to Canadian dollars.

1.3 The following are the Schedules to this Agreement, and are incorporated into this Agreement by reference:

         Schedule "A":              The Property
         Schedule "B":              NS Royalty

Wherever any term or condition, expressed or implied, in any of the Schedules conflicts or is at variance with any term or conditions of this Agreement, the terms or conditions of this Agreement will prevail.

2.       REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR AND THE OPTIONEE

2.1      The Optionor represents and warrants to the Optionee that:

(a) the Optionor is the beneficial owner of the Property and the Optionor has the full right, power, capacity and authority to enter into, execute and deliver this Agreement;

(b) the Property is held by the Optionor is free and clear of and from all liens, charges and encumbrances;

(c) the Optionor holds all permits, licences, consents and authorities issued by any government or governmental authority which are necessary in connection with the ownership and operation of its business and the ownership of the Property;

(d) to the best of the Optionor's knowledge, the Property has been properly staked, located and recorded pursuant to the applicable laws and regulations of Ontario and all mining claims comprising the Property are in good standing;

(e) there is no adverse claim or challenge against or to the ownership of or title to any part of the Property and, to the best of the knowledge of the Optionor there is no basis for such adverse claim or challenge except for a general claim by aboriginal peoples in British Columbia to the ownership of British Columbia which may affect the Property;

2.2 The representations and warranties contained in paragraph 2.1 are provided for the exclusive benefit of the Optionee, and a breach of any one or more representations or warranties may be waived by the Optionee in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty, and the representations and warranties contained in paragraph 2.1 will survive the execution and delivery of this Agreement.

2.3      The Optionee represents and warrants to the Optionor that:

(a) the Optionee is a valid and subsisting corporation duly incorporated and in good standing under the laws of the jurisdiction in which it is incorporated, continued or amalgamated;

(b) the Optionee has the full right, power, capacity and authority to enter into, execute and deliver this Agreement and to be bound by its terms;


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


(c) the consummation of this Agreement will not conflict with nor result in any breach of its constituting documents or any covenants or agreements contained in or constitute a default under any agreement or other instrument whatever to which the Optionee is a party or by which the Optionee is bound or to which the Optionee may be subject; and

(d) no proceedings are pending for, and the Optionee is unaware of any basis for, the institution of any proceedings leading to the placing of the Optionee in bankruptcy or subject to any other laws governing the affairs of insolvent parties.

(e) The representations and warranties contained in paragraph 2.3 are provided for the exclusive benefit of the Optionor, and a breach of any one or more representations or warranties may be waived by the Optionor in whole or in part at any time without prejudice to its rights in respect of any other breach of the same or any other representation or warranty; and the representations and warranties contained in paragraph
         2.3 of will survive the execution and delivery of this Agreement.

3.       OPTION

3.1 The Optionor hereby grants the Option to the Optionee which Option is exercisable by the Optionee:

(a)      issuing to the Optionor 100,000 Shares as follows:

         (i)      25,000 Shares upon execution of this Agreement;
         (ii)     25,000 Shares by June 23, 2005;
         (iii)    25,000 Shares by June 23, 2006; and
         (iv)     25,000 Shares by June 23, '2007.

(b)      making the following Payments to the Optionor:

         (i)      $5,000 upon execution of this Agreement;
         (ii)     $8,000 on or before June 23, 2005;
         (iii)    $15,000 on or before June 23, 2006;
         (iv)     $20,000 on or before June 23, 2007;
         (v)      $40,000 on or before June 23, 2008.

3.2 The Optionor and the Optionee acknowledge and agree that upon completion of all of the Payments and Share issuances set out above, the Optionee shall have earned a 100% interest in the Property. Each of the Payments and issuances of Shares are required to be made in order for the Option to be exercised, and the Optionee will not be entitled to any refund of Payments previously made or Shares previously issued if it fails or elects not to exercise the Option in full.

3.3 The Optionee has the right to accelerate the schedule of work Expenditures, Payments and Share issuances outlined above and by so doing reduce the time for earning its 50% interest.

3.4 Except as specifically provided elsewhere herein, this is an option agreement only and until the exercise of the Option, nothing herein contained and no act done nor payment or share issuance made hereunder shall obligate the Optionee to do any further act or acts or to make any further payments or shares issuances (other than the requirements specified in paragraph 3.1), and in no event shall this Agreement or any act done or any payment or share issuance made be construed as an obligation of the Optionee to do or perform any work or make any payments or share issuances on or with respect to the Property.


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


4.       PROPERTY EXPLORATION AND MAINTENANCE

4.1 The Optionor agrees that it will submit such reports of its exploration activities on the Property to the appropriate government authorities as may be required to maintain the Property in good standing during the Option Period, and will, if requested by the Optionee, further provide copies of such information to the Optionee.

5.       ROYALTIES ENCUMBERING PROPERTY

5.1 The Optionee acknowledges and agrees that to the extent described in Schedule "B", the Property is subject to the NS Royalty in favour of the Optionor. The Optionor has given the Optionee the right to purchase one percent (1%) of the NS Royalty for ONE MILLION DOLLARS ($1,000.000).

6.       RIGHT OF ENTRY

Throughout the Option Period, the Optionor will have the exclusive right in respect of the Property to:

(a)      enter the Property; and

(b) bring and erect upon the Property such buildings, plant, machinery and equipment as the Optionee may deem necessary or desirable in its sole discretion.

7.       RECORDING OF AGREEMENT

7.1 The Optionor and the Optionee will execute and deliver such additional documentation as legal counsel for the Optionor and the Optionee determine is necessary in order to duly register and record in the appropriate registration and recording offices notice that the Optionor's interest in and to the Property is subject to and bound by the terms of this Agreement.

8.       CONDITIONS PRECEDENT

8.1 The obligation of the Optionee to consummate the transactions contemplated under this Agreement is subject to the following conditions which are to the Optionee's sole benefit and may be waived in writing by the Optionee:

(a)      the  Optionee  and  the  Optionor  will  have  received  the  requisite
         regulatory   approvals  to  the   transactions   contemplated  in  this
         Agreement; and

(b) the Optionee will be satisfied as to the title to the Property held by the Optionor.

8.2 The Optionee and the Optionor will use their best efforts to assist each other in obtaining the requisite regulatory approvals to this Agreement.

8.3      This Agreement will terminate if the conditions  described in paragraph
8.1 are not satisfied on or before 45 days from the date of this Agreement.


9.       OBLIGATIONS DURING OPTION PERIOD

9.1 During the Option Period, unless this Agreement is terminated in accordance with paragraph 14, the Optionor covenants and agrees with the Optionee that the Optionor will:


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


(a) maintain the Property in good standing by doing and filing all assessment work or making payments in lieu thereof and by performing all other acts which may be necessary in order to keep the Property in good standing and free and clear of all liens and other charges arising from or out of the Optionor's activities on the Property;

(b) do all work on the Property in a good and workmanlike manner and in accordance with sound mining and engineering practices and in compliance with all applicable laws, bylaws, regulations, orders, and lawful requirements of any governmental or regulatory authority and comply with all laws governing the possession of the Property, including, without limitation, those governing safety, pollution and environmental matters;

(c) deliver to the Optionee (immediately after receipt by the Optionor all engineering and geological reports and assay results in respect of samples taken from the Property (together with reports showing the location from which the samples were taken and the type of samples) and report to the Optionee on a monthly basis in respect of all data relevant to the Property, including, without limitation, opinions and field results, provided that the Optionee will indemnify and save the Optionor harmless with respect to any use made by the Optionee of interpretive data prepared by and received from the Optionor;

(d) permit the Optionee, at his own risk and expense, access to the Property at all reasonable times and to all records prepared by the Optionor in connection with the Expenditures; and

10.      RIGHTS AND OBLIGATIONS AFTER TERMINATION OF OPTION

10.1 If this Agreement and the Option will terminate pursuant to the provisions of paragraph 14, then:

(a) the Optionee will deliver a deed of quit claim or other appropriate instrument to the Optionor in recordable form whereby the Optionee will acknowledge and agree that it has no interest either legal or equitable in and to the Property; and

(b)      the Optionee  will deliver,  at no cost to the Optionor,  within thirty
         (30) days after the date of such termination, copies of all reports, maps, assay results and other relevant technical data (including interpretative data) compiled by or in the possession or under the control of the Optionee with respect to the Property and all core, pulps, samples and other materials relevant to the Property in the possession or under the control of the Optionee.

11.      NO ENCUMBRANCES AGAINST PROPERTY

11.1 During the Option Period, neither the Optionee nor the Optionor will be entitled to grant any mortgage, charge or lien of or upon the Property or any portion thereof without the prior written consent of the other party.

12.      FORCE MAJEURE

12.1 If either party is at any time during the Option Period prevented or delayed in complying with any of the provisions of this Agreement (the "Affected Party") by reason of strikes, lockouts, labour, power or fuel, shortages, fires, wars, acts of God, civil disturbances, governmental regulations restricting normal operations, shipping delays or any other reason or reasons beyond the reasonable control of the Affected Party (provided that lack of sufficient funds to carry out exploration on the Property will be deemed not to be beyond the reasonable control of the Affected Party), then the time limited for the performance by the


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Affected Party of its obligations hereunder will be extended by a period of time equal in length to the period of each such prevention or delay. Nothing in this paragraph 13.1 or this Agreement will relieve either Party from its obligation to maintain the claims comprising the Property in good standing and to comply with all applicable laws and regulations including, without limitation, those governing safety, pollution and environmental matters.

12.2 The Affected Party will give notice to the other party of each event of force majeure under paragraph 12.1 within 7 days of such event commencing and upon cessation of such event will furnish the other party with written notice to that effect together with particulars of the number of days by which the time for performing the obligations of the Affected Party under this Agreement has been extended by virtue of such event of force majeure and all preceding events of force majeure.

13.      CONFIDENTIAL INFORMATION

13.1 The terms of this Agreement and all information obtained in connection with the performance of this Agreement will be the exclusive property of the parties hereto and except as provided in paragraph 13.2, will not be disclosed to any third party or the public without the prior written consent of the other party, which consent will not be unreasonably withheld.

13.2     The consent required by paragraph 13.1 will not apply to a disclosure:

(a) to an Affiliate, consultant, contractor or subcontractor that has a bona fide need to be informed;

(b) to any third party to whom the disclosing party contemplates a transfer of all or any part of its interest in this Agreement;

(c) to a governmental agency or to the public which such party believes in good faith is required by pertinent laws or regulation or the rules of any applicable stock exchange; or

(d) to an investment dealer, broker, bank or similar financial institution, in confidence if required as part of a due diligence investigation by such financial institution in connection with a financing required by such party or its shareholders or affiliates to meet, in part, its obligations under this Agreement.

14.      DEFAULT AND TERMINATION

14.1 If at any time during the Option Period, a party is in default of any requirement of this Agreement or is in breach of any provision contained in this Agreement, the party affected by the default (the "Non-Defaulting Party") may terminate this Agreement by giving written notice of termination to the Optionee but only if:

  (a) it will have given to the other party written notice of the particular failure, default, or breach on the part of the other party; and

  (b) the other party has not, within 30 days following delivery of such written notice of default, cured such default or commenced to cure such default, it being agreed by the Optionee that should it so commence to cure any default it will prosecute such cure to completion without undue delay.

14.2 Notwithstanding any termination of this Agreement, the Optionee will remain liable for those obligations specified in Section 10 and Section 15 and the Optionor will remain liable for its obligations under Section 15.


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15.      INDEMNITY

15.1 The Optionor covenants and agrees with the Optionee (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Optionee against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by the Optionee, directly or indirectly, by reason of or arising out of any warranties or representations on the part of the Optionor herein being untrue or arising out of work done by the Optionor on or with respect to the Property.

15.2 The Optionee covenants and agrees with the Optionor (which covenant and agreement will survive the execution, delivery and termination of this Agreement) to indemnify and save harmless the Optionor against all liabilities, claims, demands, actions, causes of action, damages, losses, costs, expenses or legal fees suffered or incurred by reason of or arising out of any warranties or representations on the part of the Optionee herein being untrue or arising out of the Optionee and its duly authorized representatives accessing the Property.

16.      GOVERNING LAW

16.1 This Agreement will be construed and in all respects governed by the laws of the Province of Ontario and the laws of Canada applicable in Ontario.

17.      NOTICES

17.1 All notices, payments and other required communications and deliveries to the parties hereto will be in writing, and will be addressed to the parties as follows or at such other address as the parties may specify from time to time:

         to the Optionor:
                  Box 414
                  Souris, Manitoba
                  ROK2CO
                  Fax: 204-483-3641

         to the Optionee:
                  Amador Gold Corp.
                  16493 - 26th Avenue
                  Surrey, British Columbia V3S 9W9
                  Fax: 604-536-5358

17.2 Notices must be delivered, sent by telex, telegram, telecopier or mailed by pre-paid post and addressed to the party to which notice is to be given. If notice is sent by telex, telegram or telecopier or is delivered, it will be deemed to have been given and received at the time of transmission or delivery. If notice is mailed, it will be deemed to have been received ten business days following the date of the mailing of the notice. If there is an interruption in normal mail service due to strike, labour unrest or other cause at or prior to the time a notice is mailed the notice will be sent by telex, telegram or telecopier or will be delivered.

17.3 Either party hereto may at any time and from time to time notify the other party in writing of a change of address and the new address to which a notice will be given thereafter until further change.


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18.      ASSIGNMENT

18.1 The Option and the Optionee's rights hereunder may be assigned, either in whole or in part, by the Optionee to an Assignee provided that:

(a) the Optionor gives its prior written consent to such assignment, which consent may not be unreasonably withheld by the Optionor;

(b) the Optionee at the time of assignment is not in default of any of the obligations, warranties or representations given hereunder or to be performed by it pursuant to this Agreement;

(c) the Optionee will not be relieved of any duty or obligation hereunder unless the Optionee has assigned its entire interest in this Agreement; and

(d) each Assignee prior to the effective date of the assignment agrees in writing with the Optionor to be bound by the terms and conditions of this Agreement.

19.      ENTIRE AGREEMENT

19.1 This Agreement constitutes the entire agreement between the Optionor and the Optionee and will supersede and replace any other agreement or arrangement, whether oral or in writing, previously existing between the patties with respect to the subject matter of this Agreement.

20.      CONSENT OR WAIVER

20.1 No consent or waiver, express or implied, by either party hereto in respect of any breach or default by the other party in the performance by such other party of its obligations under this Agreement will be deemed or construed to be a consent to or a waiver or any other breach or default.

21.      FURTHER ASSURANCES

21.1 The parties will promptly execute, or cause to be executed, all bills of sale, transfers, documents, conveyances and other instruments of further assurance which may be reasonably necessary or advisable to carry out fully the intent and purpose of this Agreement or to record wherever appropriate the respective interests from time to time of the parties hereto in and to the Property.

22.      SEVERABILITY

22.1 If any provision of this Agreement is or will become illegal, unenforceable or invalid for any reason whatsoever, such illegal, unenforceable or invalid provisions will be severable from the remainder of this Agreement and will not affect the legality, enforceability or validity of the remaining provisions of this Agreement.

23.      ENUREMENT

23.1 This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

24.      AMENDMENTS

24.1 This Agreement may only be amended in writing with the mutual consent of all parties.


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25.      AREA OF INFLUENCE

25.1 The lands included within 1.5 kilometres from a line drawn parallel to the Property boundaries commencing June 23, 2004 shall describe the area of influence.

26.      TIME

26.1     Time will be the essence of this Agreement.

27.      COUNTERPARTS

27.1 This Agreement may be executed in any number of counterparts and by facsimile transmission with the same effect as if all parties hereto had signed the same document. All counterparts will be construed together and constitute one and the same agreement.


IN WITNESS WHEREOF the parties hereto have executed this Agreement the day and year first above written.


1304850 ONTARIO INC.
FOR RUBICON MINERALS

By:  /s/ Perry English
--------------------------------
Perry English (Optionor)


AMADOR GOLD CORP.

By:  /s/ Kevin Leonard
--------------------------------
Kevin Leonard, Project Geologist


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                                  SCHEDULE "A"
                            to the Agreement between
                                PERRY ENGLISH and
                                AMADOR GOLD CORP.


                                  THE PROPERTY

                 32 claim units known as the "Maskootch Claims"
                         covering an area of 1280 acres)
                    in the Red Lake Mining Division, Ontario
                                  consisting of

                                                          EXPIRY         EXPIRY
CLAIM NAME        RECORD NO.        NO. OF UNITS          MONTH           YEAR
----------        ----------        ------------         -------         ------

3004393              --                  8               Feb. 17          2006
3004394              --                 16               Feb. 17          2006
3004395              --                  8               Feb. 17          2006


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


                                  SCHEDULE "B"

                            to the Agreement between

                                PERRY ENGLISH AND

                                AMADOR GOLD CORP.

                          NS ROYALTY NET SMELTER RETURNS


The Property shall be subject to the NS Royalty, being 2% of Net Smelter Returns, payable annually to the Optionor. For the purposes of calculating the NS Royalty, "Net Smelter Returns" means the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of ores, metals (metals shall include bullion) or concentrates produced from the Property and sold, after deducting from such proceeds the following charges to the extent that they were not deducted by the purchaser in computing payment: smelting and refining charges; penalties; smelter assay costs and umpire assay costs; deductions of the nature of profit sharing with any mint, smelter, refinery or other purchaser; cost of freight and handling of ores, metals or concentrates from the Property to any mint, smelter, refinery or other purchaser; marketing costs; insurance on such ores, metals or concentrates; custom duties; severance, royalties, Ad valorem or mineral taxes of the like and export and import taxes or tariffs payable in respect of said ores, metals or concentrates.


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